Exhibit 21.1

Name of Subsidiary	State of Formation	% Ownership
Urology Associates of North Texas, PLLC	Texas	100.0000%
The Medical Clinic of North Texas, Inc.	Texas	100.0000%
Impel Management Services, L.L.C.	Texas	100.0000%
Impel Consulting Experts, LLC	Texas	100.0000%
Surgery Center of Waxahachie, LP	Texas	4.5100%
Mat-Rx Development, LLC d/b/a USMD Hospital Division	Texas	100.0000%
USMD of Arlington GP, LLC	Texas	100.0000%
USMD Cancer Treatment Centers, LLC	Texas	100.0000%
USMD Diagnostic Services, LLC	Texas	100.0000%
USMD Inc.	Texas	100.0000%
Mat-Rx Fort Worth GP, LLC	Texas	100.0000%
USMD Administrative Services, LLC	Texas	100.0000%
Metro I Stone Management, Ltd.	Texas	60.0000%
USMD Hospital at Arlington, L.P.	Texas	45.3959%
USMD Hospital at Ft. Worth, L.P.	Texas	30.8765%
MXMD Centros De Cancer, S. De R.L. De C.V.	Mexico City, F.D., Mexico	50.0000%
Christus Meguerza Radio Terapia Avanzada, S.D. R.L. De C.V.	Nuevo Leon, Mexico	34.0000%
USMD Affiliated Services*	Texas

*	Texas not for profit Corporation of which USMD Inc. is the sole member